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                                                 Exhibit 11(a) under Form N-14

                          February 13, 2004




BBH Fund, Inc.
40 Water Street
Boston, MA 02109

Ladies and Gentlemen:

           We have acted as counsel to BBH Fund, Inc. in connection with the transfer of all of the assets and liabilities of BBH European Equity Fund ("Acquired Fund") to BBH International Equity Fund ("Successor Fund") in exchange for shares of Successor Fund, followed by the liquidating distribution by Acquired Fund to its shareholders of the Successor Fund shares (the "Reorganization"), pursuant to the Agreement and Plan of Reorganization, dated as of February 6, 2004 by and between Successor Fund and Acquired Fund (the "Agreement"). We render this opinion to you pursuant to Section 8.5 of the Agreement. All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

           For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

           (i) The Reorganization will be completed in the manner set forth in the Agreement and the Combined Prospectus/Proxy Statement of Successor Fund and Acquired Fund (the "Prospectus/Proxy"), which is part of a Registration Statement on Form N-14 filed by Reed Smith, LLP in connection with the Reorganization (the "Registration Statement").

           (ii) The representations contained in the letters of representation from Successor Fund and Acquired Fund to us dated February 13, 2004 will be true and complete on the Closing Date without regard to any qualifications with respect to knowledge, belief or intention that may be set forth therein or elsewhere.

           On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable U.S. federal income tax law, that:

           (1) The Reorganization will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code") and Successor Fund and Acquired Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

           (2) No gain or loss will be recognized by Acquired Fund shareholders on the exchange of all their shares of Acquired Fund solely for shares of Successor Fund pursuant to the reorganization;

           (3) No gain or loss will be recognized by Acquired Fund upon the transfer of its assets to Successor Fund in exchange solely for shares of Successor Fund and the assumption by Successor Fund of the liabilities of Acquired Fund, if any. In addition, no gain or loss will be recognized by Acquired Fund on the liquidating distribution of such Successor Fund shares to the shareholders of Acquired Fund in liquidation of Acquired Fund;

           (4) No gain or loss will be recognized by Successor Fund upon the acquisition of the assets of Acquired Fund in exchange solely for shares of Successor Fund;

           (5) Successor Fund's basis for the assets acquired from Acquired Fund will be the same as the basis of these assets when held by Acquired Fund immediately before the transfer, and the holding period of such assets acquired by Successor Fund will include the holding period of these assets when held by Acquired Fund;

           (6) Acquired Fund shareholders' basis for the shares of Successor Fund to be received by them pursuant to the reorganization will be the same as their basis in the Acquired Fund shares exchanged therefor; and

           (7) The holding period of the Successor Fund shares to be received by the Acquired Fund shareholders pursuant to the reorganization will include the holding period of their Acquired Fund shares exchanged therefor provided such Acquired Fund shares were held as capital assets on the date of the exchange.

           The tax consequences described above may not be applicable with respect to financial institutions, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, persons that are otherwise required to use a mark-to-market method of accounting, persons who hold Acquired Fund shares as part of a "straddle," "hedge" or "conversion" transaction, or persons who acquired or acquire shares of Acquired Fund pursuant to the exercise of employee stock options or otherwise as compensation.

           This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Reorganization under any other laws.




                                    Very truly yours,

                                    /s/ Sullivan & Cromwell

                                    Sullivan & Cromwell